EXHIBIT 3.1


                         RECKSON ASSOCIATES REALTY CORP.

                              ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

     FIRST: The charter of Reckson Associates Realty Corp., a Maryland corporation (the "Corporation"), is hereby amended by deleting Article V,
Section 1 in its entirety and by adding a new Article V, Section 1 to read as follows:

          "Section 1. NUMBER AND ELECTION OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the "Board of Directors"). The number of directors of the Corporation shall be eleven, which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number required by the Maryland General Corporation Law nor more than 15. The directors shall be elected by the stockholders at every annual meeting thereof in the manner provided in the Bylaws or, in order to fill a vacancy on the Board of Directors, in the manner provided in the Bylaws. Subject to the provisions of this Section 1, the directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors. All directors shall hold office for a term expiring at the next succeeding annual meeting of stockholders, with the directors to hold office until their successors are duly elected and qualified. Election of directors shall require the vote and be in accordance with the procedures set forth in the Bylaws."

     SECOND: The foregoing amendments have been advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law and the Articles of Amendment and Restatement.

     THIRD: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.


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            IN WITNESS WHEREOF,  the Corporation has caused these Articles to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 2nd day of June, 2004.

ATTEST:                                      RECKSON ASSOCIATES REALTY CORP.





/s/ Jason Barnett                            By:   /s/ Scott Rechler      (SEAL)
------------------------------------             -------------------------------
Jason Barnett                                      Scott Rechler
Secretary                                          Chief Executive Officer and
                                                   President








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